Exhibit 99.1

INVESTOR RELATIONS AGREEMENT

This Investor Relations Agreement (the “Agreement”), dated effective as of April 4, 2006, 2006 (the “Effective Date”), is entered into by and between SIGNALIFE, INC., a Delaware corporation, with its principal executive office located at 531 South Main Street, Suite 301, Greenville, South Carolina 29601 (“Signalife”), and AMERICAN CAPITAL VENTURES, INC., a Florida corporation, with its principal executive office located at 2875 N.E. 191st Street, Suite 904, Aventura, Florida 33180 (“Consultant”), with reference to the following facts:

RECITALS

WHEREAS; Signalife is a medical device company focused on researching, developing and marketing medical devices which monitor and measure physiological signals in order to detect diseases that impact an individual’s health;

WHEREAS; Signalife seeks various investor relations services as the company rolls out its technologies;

WHEREAS; Consultant represents that it has the experience, expertise, affiliations and contacts to provide the aforementioned investor relations services to Signalife;

WHEREAS; Signalife desires to retain the services of Consultant, and Consultant desires to be retained by Signalife, as an independent contractor, and not as an employee, for the purposes of providing the aforesaid investor relations services to Signalife;

WHEREAS; the parties each desire to enter into a written investor relations agreement formally documenting their relationship and setting forth their mutual rights, duties and responsibilities.

NOW, THEREFORE; in consideration of the mutual covenants and promises contained herein, and for valuable consideration, the receipt and sufficiency of which are hereby mutually acknowledged, the parties to this Agreement (collectively “parties” and individually a “party”), intending to be legally bound, agree as follows:

AGREEMENT

1.

DEFINITIONS

As used in this Agreement, the following terms in quotation marks shall have the following meanings unless otherwise indicated:

“Affiliates” means the shareholders, partners, joint ventures, subsidiaries, divisions, and affiliates (within the meaning of the federal securities laws) of a party.

“Consulting Period” means the term of this Agreement pursuant t  o section 5.

“Personnel” means the officers, directors, employees and agents, including consultants, subcontractors, attorneys, accountants, lenders, and insurers, of a party.

“Consultant’s Services” is defined in section 2(A)(1).

“Successors” refers to the successors, assigns, and heirs of a party.

2.

CONSULTANT PROVISION OF INVESTOR RELATIONS SERVICES

(A)

Services

(1)

Signalife hereby retains and appoints Consultant as its agent during the term of this Agreement to provide the following investor relations services to Signalife from time-to-time as and when requested by Signalife (the “Consulting Services”):  (i) assist Signalife in making presentations to interested brokerage firms, hedge funds and institutional investors that buy and follow medical device companies; (ii) coordinate meetings with  analysts to cover Signalife’s stock and help disseminate Signalife’s investment profile to these analysts, as well as brokerage firms, hedge fund managers and institutional investors through a variety of electronic and manual sources, (iii) a review of public relations and marketing materials that have been, or may be, distributed to the U.S. financial community and make appropriate suggestions as to how these materials can or should be changed, (iv) advise Signalife on symposium presentations, as well as investor conferences, and (v) assist Signalife through Consultant’s existing and future relationships in areas relating to future financings, mergers, acquisitions and potential buyouts (the parties agree that Consultant will be entitled to compensation with respect to any such transaction only if such transaction is procured by Consultant, and then only if the parties have entered into a written agreement specifying the compensation payable).

(2)

No provision of this Agreement shall be construed to preclude Consultant, or any officer, director, agent, assistant, affiliate or employee of Consultant from engaging in any activity whatsoever, including, without limitation receiving compensation for managing investments, or acting as an advisor, broker or dealer to, or participate in, any corporation, partnership, trust or other business entity or from receiving compensation or profit therefore.  Consultant shall have no obligation to present any business combination to Signalife and shall incur no liability for its failure to do so.

(B)

Time

Consultant shall devote such amount of Consultant’s time, energy, abilities, attention, knowledge and experience toward the performance of Consultant’s Services as is reasonably necessary to attain the business objectives of this Agreement in a reasonably expeditious time-frame and to otherwise justify the payment of compensation to Consultant under this Agreement.  While it is understood that Signalife will provide Consultant with general materials and technical advice from time-to-time to assist Consultant in completing Consultant’s Services to Signalife’s satisfaction, Consultant will nevertheless be ultimately responsible for directing and controlling the performance of Consultant’s Services in accordance with the terms and conditions of this Agreement, and in compliance with all applicable laws.

(C)

Reports

Consultant shall report to Signalife’s President and Chief Executive Officer or to such other member of Signalife’s management team as Signalife shall appoint to interact with Consultant on such periodic basis and in accordance with such procedures as Signalife may require.  Consultant shall also promptly provide such additional information or materials regarding Consultant’s Services as Signalife management may request from time-to-time.

(D)

Use And Dissemination Of Materials By Consultant

Consultant may disseminate to third parties information or materials concerning Signalife that are publicly available by reason of being disseminated as part of Signalife’s public filings with the SEC, press or news releases, or on its corporate website.  Consultant shall not have any independent responsibility to verify the accuracy of any such information or materials.  Consultant may not disseminate any other information or materials concerning Signalife to any third party unless (i) such dissemination has been previously approved by Signalife management, including with respect to compliance with Regulation FD as it relates to the dissemination of material nonpublic information, and (ii) such materials have been previously approved by Signalife management as to completeness and accuracy.

(E)

Travel

Consultant shall be reasonably available to travel as the needs of Signalife may require, subject to reimbursement pursuant to section 4.  All travel arrangements shall be approved in advance by Signalife.

(F)

Instrumentalities And Employees

Consultant will be solely responsible for all instrumentalities and Personnel necessary to conduct Consultant’s business and obligations under this Agreement, subject to the provision of materials or technical assistance by Signalife pursuant to section 2(D), or reimbursement by Signalife pursuant to section 4.

(G)

Cooperation and Compliance With Company Policies

During the Consulting Period, Consultant shall:

(1)

At all times faithfully, loyally, conscientiously, diligently and, to the best of Consultant’s ability, perform all of Consultant’s duties and obligations under this Agreement, and otherwise promote the interests and welfare and reputation of Signalife and its affiliated entities, all consistent with the highest and best standards of its industry.

(2)

Cooperate with and work to the best of Consultant’s ability with the executive management team of Signalife and its affiliated entities.

(3)

At all times adhere to Signalife’s Code of Conduct and/or Ethics; a copy of which is appended to Signalife’s web site which Consultant agrees he has read and understands; and other all reasonable rules and regulations and policies now in or as subsequently modified governing the conduct of Signalife Personnel and Affiliates, including policies relating to insider trading and reporting obligations intended to comply with the Securities Exchange Act of 1934.  Consultant acknowledges and agrees that Signalife may, in its sole discretion, amend its Code of Conduct and/or Ethics at any time upon written notice to Consultant.

(4)

Not commit any acts of gross negligence, willful misconduct, dishonesty, fraud or misrepresentation, racism, sexism or other discrimination, or any other acts which would tend to bring Signalife or any of its Personnel, Affiliates or Successors into public scandal or ridicule, or would otherwise result in material harm to their business or reputation.

3.

COMPENSATION

(A)

Cash Compensation

As cash compensation to Consultant for services to be rendered under this Agreement during the Consulting Period, Signalife shall pay or cause to be paid to Consultant the sum of fifteen thousand US dollars (US $15,000) per month (the “Monthly Consulting Fee”) commencing as of the Effective Date of this Agreement.  The first payment shall be made by Signalife upon execution of this Agreement, and each payment thereafter shall be made the same day of each month thereafter provided this Agreement is then effective.  With respect to any pay period in which Consultant shall be engaged for less than the entire number of business days in such pay period, the Monthly Consulting Fee for such pay period shall be prorated on the basis of the number of business days during which Consultant will actually be engaged during such pay period, divided by the actual number of business days in such pay period.

(B)

Common Shares

Signalife shall grant to Consultant sixty thousand (60,000) unregistered Signalife common shares upon execution of this Agreement in partial satisfaction of Consultant’s start-up costs and activities.  Thereafter, on each of the first through eighth monthly anniversaries of the Effective Date, Signalife shall, provided this Agreement is then effective, grant twelve thousand two-hundred twenty-three (12,223) unregistered Signalife common shares to Consultant.  Thereafter, on each of the ninth through thirty-sixth monthly anniversaries of the Effective Date, Signalife shall, provided this Agreement is then effective as of each such date, grant twelve thousand two-hundred twenty-two (12,222) unregistered Signalife common shares to Consultant.  The aforesaid common shares are collectively referred to as the “Shares”.  The share amounts shall be subject to adjustment for any stock splits, stock dividends or other similar transactions.

(C)

Common Share Purchase Options

(1)

Signalife shall grant to Consultant a common share purchase option (the “Options”) entitling Consultant to purchase five hundred thousand (500,000) unregistered Signalife common shares (the “Option Shares”).  The Options shall be in form and content as Signalife’s standard form of option certificate for consultants as it may change from time to time within the discretion of Signalife’s Board.

(2)

The Options shall vest and become exercisable as follows:  (i) the right to purchase thirteen thousand eight-hundred eighty-eight (13,888) Option Shares shall vest on each of the first through fourth monthly anniversaries of the Effective Date, provided this Agreement is then effective as of each such vesting date; and (ii) the right to purchase thirteen thousand eight-hundred eighty-nine (13,889) Option Shares shall vest on each of the fifth through thirty-sixth monthly anniversaries of the Effective Date, provided this Agreement is then effective as of each such vesting date.

(3)

The Options shall: (i) have an exercise (strike) price of two dollars and ninety-eight cents ($2.98) per share, (ii) lapse upon termination of this Agreement to the extent not vested; (iii) be exercisable solely for cash except as provided below in subsection (4); and (iv) lapse five (5) years from the Effective Date subject to standard forfeiture and acceleration provisions contained in the option certificate (in the event of any event defined as termination for cause, termination of vested Options will be immediate; in the event Consultant terminates this Agreement without cause, the term of any vested Options shall lapse one year after such event to the extent shorter than the original term).  The number of Options and the exercise price shall be subject to adjustment for any stock splits, stock dividends or other similar transactions

(4)

In the event (i) the Option Shares are not subject to any effective resale registration statement and the SEC Rule 144 registration exemption is not available for the sale of the Option Shares (without regard to any volume limitation), and (ii) the fair market value of one common share is greater than the exercise price for the Option Shares, then, in lieu of exercising the Options for cash, Consultant may elect to exercise such rights, in whole or in part, on a net-issue (cashless) basis.  Any sale by Consultant of Option Shares received in connection with such net–issue (cashless) conversion under SEC Rule 144 shall be subject to compliance with SEC Rule 144(d)(iii)(2), including SEC interpretations relating to the availability of such rules to options granted to consultants for the provision of services.

(5)

The grant of the Options shall be subject to any approval that may be required by AMEX or any other exchange or market upon which SGN common stock trades.  In the event such approval is required, Signalife agrees to use its best efforts to procure the approval.

(D)

No Short Selling

Consultant agrees that for so long as it holds the Shares and/or Option Shares, it may not, without the prior written consent of Signalife, directly or indirectly, offer to "short sell", or contract to "short sell" or otherwise “short sell” any securities of Signalife including, without limitation, the Shares or Option Shares.

(E)

Securities Representations

In connection with the issuance of the Shares and the Option Shares (collectively, the “Securities”) to Consultant as provided above, Consultant hereby represents and warrants to, and agrees with, Signalife as follows:

(1)

Consultant is “accredited” within the meaning of Regulation D, and has reviewed those requirements at www.law.uc.edu/CCL/33ActRls/rule501.html.

(2)

Consultant has sufficient knowledge and experience in investing in companies similar to Signalife so as to be able to evaluate the risks and merits of Consultant's receipt of the Securities as compensation under this Agreement, and Consultant is able financially to bear the risks thereof.

(3)

Consultant has reviewed Signalife’s various filings with the SEC, including its most recent annual report on form 10-KSB, quarterly report on form 10-QSB, proxy statement, and registration statement on form SB-2, and had an opportunity to discuss Signalife's business, management and financial affairs with the Signalife's management.

(4)

The Securities, including the Option Shares, are being or will be acquired for Consultant's own account for the purpose of investment and not with a view to or for sale in connection with any distribution thereof.

(5)

Consultant understands that (i) the Securities, including the Option Shares, have not been registered under the Securities Act by reason of their issuance in a transaction exempt from the registration requirements of the Securities Act pursuant to Section 4(2) thereof or Rule 505 or 506 promulgated under the Securities Act, (ii) the Securities, including the Option Shares, must be held indefinitely unless a subsequent disposition thereof is registered under the Securities Act or is exempt from such registration such as, by way of example and not limitation, SEC Rule 144 promulgated under the Securities Act; and (iii) the Securities, including the Option Shares, will bear a legend to such effect.

(F)

Piggyback Registration Rights

(1)

In the event Signalife intends to file a registration statement (the “Registration Statement”) for itself or on behalf of any of any current or prospective shareholder(s), Signalife shall notify Consultant in writing reasonably in advance of such filing (but at least five business days) and give Consultant the opportunity to include all or any part of the Shares and Option Shares (whether or not previously issued), to the extent permissible under the Securities Act or any regulation promulgated thereunder.  Upon Consultant’s notification to Signalife that it desires to have all or any portion of the Shares and/or Option Shares included in the Registration Statement, Signalife shall, at no cost or expense to Consultant, include or cause to be included such designated Shares or Option Shares in the Registration Statement.  Notwithstanding the foregoing, in the case of the filing of a primary or resale Registration Statement pursuant to an agreement with an underwriter or placement agent, such inclusion shall be subject to the approval of, or any limitation imposed by, such underwriter or placement agent, provided that any shareholders participating on a piggyback basis such as Consultant are cut back ratably.  In the event that Consultant declines to include the Shares and/or Option Shares in the Registration Statement, then these piggyback rights shall lapse.

(2)

In the event of the refusal of a placement agent to include all of the Shares and/or Option Shares in a resale Registration Statement as provided above, then Signalife shall use its best efforts to file within thirty (30) days of the effective date of the Registration Statement a new registration under which it will register any remaining Shares and/or Option Shares not included in the Registration Statement.

(3)

Signalife shall pay all registration and filing fees, fees and expenses of compliance with federal and state securities laws, printing expenses, messenger and delivery expenses, fees and disbursements of counsel and accountants for Signalife.  Consultant shall pay the cost of any legal counsel or other professional engaged by Consultant in connection with the Registration Statement, as well as all sales commissions or other similar selling charges with respect to any Shares or Option Shares.  The provisions of this section 3(F) shall not apply if, in the opinion of counsel to Signalife, Consultant could resell the Option Shares proposed to be included in the Registration Statement under the exemption afforded under SEC Rule 144 without imposition of the volume limitations contained therein.

(4)

In the event of any such registration, Signalife shall keep the Registration Statement open and current (subject to any SEC requirements to amend the Registration Statement), (i) in the case of the Shares, until the later of (A) one year after the initial effective date of the Registration Statement, or (B) the date that the Shares become eligible for sale under SEC Rule 144 without volume limitation; and (ii) in the case of the Option Shares, until the later of (A) one year after the initial effective date of the Registration Statement, or (B) the date that the Options have been exercised and the Option Shares become eligible for sale under SEC Rule 144 without volume limitation.

(G)

Dribble-Out Limitation

Consultant agrees that it and its successors and assigns will in any calendar month sell no more than one-third of the amount that would otherwise be permissible under the Rule 144 volume limitations to be sold in such month (assuming such Rule were applicable).

(H)

Income Taxes

The Securities, including the Option Shares, shall be considered to be non-qualified and taxable for U.S. income tax purposes under Section 83 of the United States Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”), or any other section of the Internal Revenue Code as may be applicable.  Consultant shall be solely responsible for all income, employment or other tax payment obligations or withholdings that may accrue upon grant of the Securities (including the Option Shares), exercise of the Options, or subsequent sale of the Shares or Option Shares.  Signalife shall have no obligation to pay or reimburse Consultant for any of the foregoing income tax consequences.

(I)

Deductions

Signalife shall be entitled to deduct from any sums or consideration due to Consultant any amounts owed by Consultant to Signalife.

4.

BUSINESS EXPENSES

(A)

Consultant shall be responsible for its ordinary office expenses, including rent, telephone, and mailing costs.  Signalife shall directly pay or reimburse Consultant for, all reasonable and necessary extraordinary business expenses duly and actually incurred by Consultant in connection with the duties and services to be performed by Consultant under this Agreement, provided that Consultant procured written pre-approval for the expenditure of such expenses from Signalife.  Extraordinary business expenses include travel (including lodging and transportation), third-party entertainment, and bulk printing and mailing costs.  Such amounts, to the extent approved by Signalife, shall be paid notwithstanding that Signalife may be prohibited under applicable law from deducting the entire amount of such expenses.

(B)

No later than thirty (30) days after the end of each calendar month, Consultant shall submit to Signalife itemized expense statements setting forth the date, purpose and amount of the business expense incurred, together with corresponding receipts showing payment by Consultant in cases where Consultant seeks reimbursement, all in conformity with business expense payment and/or reimbursement policies as may be established by Signalife from time to time, all of which shall comply with the substantiation requirements under applicable law (including the Internal Revenue Code), pertaining to the deductibility of such expenses.  Direct payment and/or reimbursement of any undisputed expenses shall be made by

Signalife no later than thirty (30) days of Consultant’ submission of the foregoing documentation. Signalife shall reserve the option in all cases to pay directly the persons entitled to payment for such business expenses.

5.

TERM

The term of this Agreement (the “Consulting Period”) shall commence on the Effective Date and end on the fifth anniversary of the Effective Date.  Notwithstanding the foregoing, either party may otherwise terminate this Agreement and Consultant’s provision of services hereunder at any time without cause or good reason upon delivery of at ninety (90) days’ prior written notice to the other party pursuant to section 15(C).

6.

CONSEQUENCES OF TERMINATION

In the event of the termination of this Agreement pursuant to section 5, then all rights and obligations of the parties under this Agreement shall cease and be forfeited as of the effective date of such termination, and Consultant’ shall have no further right or claim to any compensation further under this Agreement, subject to the following:

(1)

Signalife shall pay all unpaid Monthly Consulting Fee accrued in accordance with this Agreement through the effective date of the termination, and Consultant shall not be entitled to any Monthly Consulting Fee that would otherwise be earned or accrued after the effective date of the termination;

(2)

Signalife shall reimburse Consultant for any business expenses incurred or accrued by Consultant on or prior to the effective date of the termination in accordance with section 4; and

(3)

The term of the Options shall lapse or accelerate pursuant to the terms of the option certificate.

7.

INDEPENDENT CONTRACTOR

(A)

The relationship between Consultant and Signalife will be solely that of an independent contractor.  Nothing in this Agreement shall be deemed to create an employment, partnership, joint venture or agency relationship between the parties.  Consultant shall neither have nor claim any right arising from any such relationship.

(B)

Consultant and Consultant’s Personnel, if any, will not (i) hold themselves out as directors, officers or employees of Signalife, or (ii) hold themselves out as having authority to enter any contract or other agreement that purportedly binds Signalife with any third party or creates obligations on the part of Signalife, or sign or otherwise enter into any such agreement, without the prior written authorization of an authorized officer of Signalife.

(C)

Consultant will be solely responsible for any compensation payable to Consultant’s Personnel, if any, subject to section 2(D).  Consultant acknowledges that neither Consultant nor Consultant’s Personnel, if any, will be entitled to receive any employee benefits from Signalife.

(D)

Consultant will be solely liable and responsible for the payment of all income, employment or other taxes assessed or relating to the payment of any compensation under this Agreement to Consultant and Consultant’s Personnel, if any, or Consultant’s or their assignees, if any, including payroll withholdings, benefits and insurance; provided, however, if any tax or other laws or regulations require Signalife to withhold any amounts from compensation paid under this Agreement to Consultant or any such persons, such amounts may be so withheld by Signalife.  Consultant agrees to indemnify, defend and hold Signalife and its Personnel, Affiliates and Successors harmless from and against any liability for, or assessment of, any such taxes imposed on Signalife by any relevant taxing authorities, including penalties, fines or interest, as well as the cost of Signalife to contest liability, including legal fees and costs.

8.

CROSS-INDEMNITIES

(A)

Subject to any limitations imposed under Delaware general corporate law or SEC policies concerning indemnification, Signalife agrees to indemnify, defend and hold Consultant and Consultant’s Personnel, Affiliates and Successors, if any, harmless from and against all losses, expenses and liabilities arising out of any claim by a third party against Consultant and such persons based upon their status as an agent of Signalife by operation of this Agreement.  Notwithstanding the foregoing, the aforesaid obligation shall not apply to any claims relating to or arising from (i) gross negligence, willful misconduct, or the violation of any applicable law by Consultant or any of such persons, (ii) liabilities or obligations expressly reserved to Consultant under this Agreement such any the payment of employment taxes under section, or (iii) the failure to perform or other material breach of any of Consultant’s representations, warranties, covenants or acknowledgements under this Agreement or any other agreement Consultant may enter into with Signalife.

(B)

Consultant agrees to indemnify, defend and hold Signalife and Personnel, Affiliates and Successors harmless from and against all losses, expenses and liabilities arising out of any claim by a third party against Consultant and such persons based upon their status as an agent of Signalife by operation of this Agreement relating to or arising from (i) gross negligence, willful misconduct, or the violation of any applicable law by Consultant or any of such persons, (ii) liabilities or obligations expressly reserved to Consultant under this Agreement such as the payment of employment taxes under section, or (iii) the failure to perform or other material breach of any of Consultant’s representations, warranties, covenants or acknowledgements under this Agreement or any other agreement Consultant may enter into with Signalife.

9.

PUBLIC ANNOUNCEMENTS

Anything in this Agreement to the contrary notwithstanding, Consultant shall make no public announcement concerning this Agreement without the prior written consent of Signalife.  Consultant acknowledges that Signalife is a public company and, as such, shall make such disclosures concerning this Agreement through regulatory filings or public announcements as required under applicable securities laws upon advice of legal counsel

10.

CROSS REPRESENTATIONS AND WARRANTIES

Each of the parties to this Agreement hereby represents and warrants to each of the other parties to this Agreement, each of which is deemed to be a separate representation and warranty, as follows:

(A)

Such party, if an entity, is duly organized, validly existing and in good standing under the laws of its state, territory or province of incorporation or organization, and has all requisite corporate or other power and authority to enter into this Agreement.

(B)

The execution and delivery of this Agreement by such party, and the performance by such party of the transactions herein contemplated, have, if such party is an entity, been duly authorized by its governing organizational documents, and are not prohibited by its governing organization documents, and no further corporate or other action on the part of such party is necessary to authorize this Agreement, or the performance of such transactions.

(C)

This Agreement has been duly executed and delivered by such party and, assuming due authorization, execution and delivery by all of the other parties hereto, is valid and binding upon such party in accordance with its terms, except as limited by:  (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditor rights generally; and (ii) general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law).

(D)

Neither the execution or delivery of this Agreement, nor the performance by such party of the transactions contemplated herein:  (i) if such party is an entity, will breach or conflict with any of the provisions of such party’s governing organizational documents; or (ii) to the best of such party’s knowledge and belief, will such actions violate or constitute an event of default under any agreement or other instrument to which such party is a party.

(E)

Such party:  (i) had the advice, or sufficient opportunity to obtain the advice, of legal counsel separate and independent from legal counsel for any other party hereto; and (ii) such party was not represented by the legal counsel of any other party hereto in connection with the transactions contemplated by this Agreement, nor was such party under any belief or understanding that such legal counsel was representing such party’s interests.

(F)

The terms and conditions of the transactions contemplated by this Agreement are fair and reasonable to such party based upon all of the facts and circumstances at the time this Agreement is entered into; and such party has voluntarily entered into the transactions contemplated by this Agreement, without duress or coercion.

11.

SURVIVAL OF PROVISIONS

Sections 6, 6(3) and 8 shall survive the termination of this Agreement for any reason, including expiration of term.

12.

INTREPRETATION AND CONSTRUCTION

(A)

Preparation of Agreement

The parties have participated jointly in the negotiation and drafting of this Agreement and each provision hereof.  In the event any ambiguity, conflict, omission or other question of intent or interpretation arises, this Agreement shall be construed as if jointly drafted by the parties, and no presumption or burden of proof shall be presumed, implied or otherwise construed favoring or disfavoring any party by virtue of the authorship of this Agreement or of any provision hereof.

(B)

Entire Agreement; No Collateral Representations

Each party expressly acknowledges and agrees that this Agreement:  (1) is the final, complete and exclusive statement of the agreement of the parties with respect to the subject matter hereof; (2) supersede any prior or contemporaneous agreements, memorandums, proposals, commitments, guaranties, assurances, communications, discussions, promises, representations, understandings, conduct, acts, courses of dealing, warranties, interpretations or terms of any kind, whether oral or written (collectively and severally, the “prior agreements”), and that any such prior agreements are of no force or effect except as expressly set forth herein; and (3) may not be varied, supplemented or contradicted by evidence of prior agreements, or by evidence of subsequent oral agreements. No prior drafts of this Agreement, and no words or phrases from any prior drafts, shall be admissible into evidence in any action or suit involving this Agreement.

(C)

Amendment

Except as expressly provided herein, neither this Agreement nor any of the terms, provisions, obligations or rights contained herein, may be amended, modified, supplemented, augmented, rescinded, discharged or terminated (other than by performance), except by a written instrument or instruments signed by all of the parties to this Agreement.

(D)

Waiver; Forbearance

No waiver of:  (i) any breach of any term, provision or agreement; (ii) the performance of any act or obligation under this Agreement; and/or (iii) any right granted under this Agreement, shall be effective and binding unless such waiver shall be in a written instrument or instruments signed by each party claimed to have given or consented to such waiver.  Except to the extent that the party or parties claimed to have given or consented to a waiver may have otherwise agreed in writing, no such waiver shall be deemed a waiver or relinquishment of any other term, provision, agreement, act, obligation or right under this Agreement, or of any preceding or subsequent breach thereof.  No forbearance by a party in seeking a remedy for any noncompliance or breach by another party hereto shall be deemed to be a waiver by such forbearing party of its rights and remedies with respect to such noncompliance or breach, unless such waiver shall be in a written instrument or instruments signed by the forbearing party.

(E)

Remedies Cumulative

The remedies of each party under this Agreement are cumulative and shall not exclude any other remedies to which such party may be lawfully entitled.

(F)

Severability

If any term or provision of this Agreement, or the application thereof to any person or circumstance, shall to any extent be determined to be invalid, illegal or unenforceable under present or future laws, then, and in such event:  (i) the performance of the offending term or provision (but only to the extent its application is invalid, illegal or unenforceable) shall be excused as if it had never been incorporated into this Agreement, and, in lieu of such excused provision, there shall be added a provision as similar in terms and amount to such excused provision as may be possible and still be legal, valid and enforceable; and (ii) the remaining part of this Agreement (including the application of the offending term or provision to persons or circumstances other than those as to which it is held invalid, illegal or unenforceable) shall not be affected thereby, and shall continue in full force and effect to the fullest legal extent.

(G)

Time is of the Essence

Except and to the extent there is a specific cure provision in this Agreement, each party understands and agrees that:  (i) time of performance is strictly of the essence with respect to each and every date, term, condition, obligation and provision hereof imposed upon such party; and (ii) the failure to timely perform any of the terms, conditions, obligations or provisions hereof by such party shall constitute a material breach and a noncurable (but waivable) default under this Agreement by such party.

(H)

Parties in Interest

Nothing in this Agreement shall confer any rights or remedies under or by reason of this Agreement on any persons other than the parties hereto and their respective successors and assigns, if any, or as may be permitted hereunder; nor shall anything in this Agreement relieve or discharge the obligation or liability of any third person to any party to this Agreement; nor shall any provision give any third person any right of subrogation or action against any party to this Agreement.

(I)

No Reliance Upon Prior Representations

Each party acknowledges that:  (ii) no other party has made any oral representation or promise which would induce such party, prior to executing this Agreement, to change such party’s position to his, her or its detriment, to partially perform, or to part with value in reliance upon such representation or promise; and (ii) such party has not so changed its position, performed or parted with value prior to the time of the execution of this Agreement, or such party has taken such action at its own risk.

13.

ENFORCEMENT

(A)

Governing Law

This Agreement and the rights and remedies of each party arising out of or relating to this Agreement (including, without limitation, equitable remedies) shall (with the exception of any applicable federal laws) be solely governed by, interpreted under, and construed and enforced in accordance with the laws (without regard to the conflicts of law principles) of the State of South Carolina, as if this Agreement were made, and as if its obligations are to be performed, wholly within the State of South Carolina.

(B)

Consent to Jurisdiction and Venue; Service of Process

Any “action or proceeding” (as such term is defined below) arising out of or relating to this Agreement shall be filed in and heard and litigated solely before the Courts of the State of South Carolina located in the County of Greenville, or the United States District Court with jurisdiction over Greenville County (collectively, the “South Carolina State And Federal Courts”); provided, however, the foregoing shall not:  (i) limit the rights of any party to enforce any judgment issued by the South Carolina State And Federal Courts in any other jurisdiction; or (ii) limit the rights of any party who has otherwise accepted jurisdiction with the South Carolina State And Federal Courts as provided above to enforce this Agreement in any other jurisdiction against any other party who has failed or refused to answer or to appear in any action or proceeding brought before the South Carolina State And Federal Courts (notwithstanding the terms of this section).  Each party generally and unconditionally accepts the exclusive jurisdiction of the South Carolina State And Federal Courts and venue therein as provided above; consents to the service of process in any such action or proceeding by certified or registered mailing of the summons and complaint in accordance with the notice provisions of this Agreement; and waives any defense or right to object to venue in said courts based upon the doctrine of “forum non conveniens.”  The term “action or proceeding” is defined as any and all claims, suits, actions, hearings, arbitrations or other similar proceedings, including appeals and petitions therefrom, whether formal or informal, governmental or non-governmental, or civil or criminal.  The foregoing consent to jurisdiction shall not constitute general consent to service of process with South Carolina State And Federal Courts for any purpose except as provided above, and shall not be deemed to confer rights on any person other than the parties to this Agreement.

(C)

Waiver of Right to Jury Trial

Each party hereby waives such party’s respective right to a jury trial of any claim or cause of action based upon or arising out of this Agreement.  Each party acknowledges that this waiver is a material inducement to each other party hereto to enter into the transaction contemplated hereby; that each other party has already relied upon this waiver in entering into this Agreement; and that each other party will continue to rely on this waiver in their future dealings.  Each party warrants and represents that such party has reviewed this waiver with such party’s legal counsel, and that such party has knowingly and voluntarily waived its jury trial rights following consultation with such legal counsel.

14.

ASSIGNMENT AND DELEGATION; SUCCESSORS AND ASSIGNS

(A)

Assignment or Delegation

Neither party to this Agreement (an “assigning party”) may directly or indirectly sell, license, transfer or assign (whether through a merger, consolidation, conversion, sale of assets, sale or exchange of securities, or by operation of law, or otherwise) any of such party’s rights or interests under this Agreement, or delegate any of such party’s duties or obligations under this Agreement, in whole or in part, including to any subsidiary or to any Affiliate, without the prior written consent of the other party (a “consenting party”), which consent may be withheld in the consenting party’s sole and absolute discretion.  Any purported assignment or transfer in violation of the terms of this subsection shall be null and void ab initio and of no force and effect, and shall vest no rights or interests in the purported assignee or transferee.

(B)

Successors and Assigns

Subject to section 14(A) above, each and every representation, warranty, covenant, condition and provision of this Agreement as it relates to each party hereto shall be binding upon and shall inure to the benefit of such party and his, her or its respective successors and permitted assigns, spouses, heirs, executors, administrators and personal and legal representatives, including any successor (whether direct or indirect, or by merger, consolidation, conversion, purchase of assets, purchase of securities or otherwise).

15.

MISCELLANEOUS

(A)

Costs and Expenses

Except as expressly set forth in this Agreement, each party shall pay all legal and other fees, costs and expenses incurred or to be incurred by such party in negotiating and preparing this Agreement; in performing due diligence or retaining professional advisors; and in complying with such party’s covenants, agreements and conditions contained herein.

(B)

Cooperation

Each party agrees, without further consideration, to cooperate and diligently perform any further acts, deeds and things, and to execute and deliver any documents that may be reasonably necessary or otherwise reasonably required to consummate, evidence, confirm and/or carry out the intent and provisions of this Agreement, all without undue delay or expense.

(C)

Notices

Unless otherwise specifically provided in this Agreement, all notices, demands, requests, consents, approvals or other communications (collectively and severally called “notices”) required or permitted to be given hereunder, or which are given with respect to this Agreement, shall be in writing, and shall be given by: (i) personal delivery (which form of notice shall be deemed to have been given upon delivery), (ii) by telegraph or by private airborne/overnight delivery service (which forms of notice shall be deemed to have been given upon confirmed delivery by the delivery agency), (iii) by electronic or facsimile or telephonic transmission, provided the receiving party has a compatible device or confirms receipt thereof (which forms of notice shall be deemed delivered upon confirmed transmission or confirmation of receipt), or (iv) by mailing in the official government mails of their applicable local by registered or certified mail or the equivalent, return receipt requested and postage prepaid, which forms of notice shall be deemed to have been given upon the fifth {5th} business day following the date mailed.  Notices shall be addressed at the addresses first set forth above, or to such other address as the party shall have specified in a writing delivered to the other parties in accordance with this paragraph.  Any notice given to the estate of a party shall be sufficient if addressed to the party as provided in this subsection (C).

(D)

Counterparts; Electronically Transmitted Document

This Agreement may be executed in counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument, binding on all parties hereto.  Any signature page of this Agreement may be detached from any counterpart of this Agreement and reattached to any other counterpart of this Agreement identical in form hereto by having attached to it one or more additional signature pages.  If a copy or counterpart of this Agreement is originally executed and such copy or counterpart is thereafter transmitted electronically by facsimile or similar device, such facsimile document shall for all purposes be treated as if manually signed by the party whose facsimile signature appears.

(E)

Execution by All Parties Required to be Binding

This Agreement shall not be construed to be an offer and shall have no force and effect until this Agreement is fully executed and delivered by all parties hereto pursuant to the terms of section15(D).  Until such time as all parties fully execute this Agreement, any party who has previously executed and delivered this Agreement may revoke such execution and delivery.

WHEREFORE, the parties hereto have executed this Agreement in the City of Greenville, State of South Carolina, effective as of the Effective Date.

SIGNALIFE:	Signalife, Inc. a Delaware corporation

By: /s/ Pamela M. Bunes
Pamela M. Bunes, its President and Chief Executive Officer

CONSULTANT:	American Capital Ventures, Inc., Inc. a Florida corporation

By: /s/ Howard Gostfrand
Howard Gostfrand, President